UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Z TRIM HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Z TRIM HOLDINGS, INC.
1011 CAMPUS DRIVE
MUNDELEIN, ILLINOIS 60060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON December 30, 2008

To the Shareholders of Z Trim Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Z Trim Holdings, Inc. (the "Company"), to be held at 10:00 a.m. Central Standard Time on December 30, 2008 at the Crowne Plaza Hotel, 510 E. Rt. 83, Mundelein, Illinois, 60060 for the following purposes:

1.           To elect the 5 members of the Board of Directors of the Company to serve for the ensuing year and until their successors are elected and qualify;

2.           To amend the Company’s Articles of Incorporation to eliminate cumulative voting in the election of directors;

3.            To approve an amendment to our Articles of Incorporation that would permit the Board of Directors of the Company to effect a reverse stock split at a ratio of not less than one-for-twenty-five and not more than one-for-thirty at any time prior to June 30, 2009, with the exact ratio to be set by the Board of Directors in its discretion; and

4.                   To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of the Company's common stock at the close of business on,   November 28, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. Such Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

Your vote is important. Even if you plan to attend the Annual Meeting, you are urged to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope in order to be certain your shares are represented at the meeting. If you decide to attend the meeting and wish to vote in person, you may revoke your proxy by written notice at that time.

By Order of the Board of Directors

Timothy J. Fullin, J.D., LL.M
Secretary

Mundelein, Illinois
December 10, 2008

Z TRIM HOLDINGS, INC.
1011 CAMPUS DRIVE
MUNDELEIN, ILLINOIS 60060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
December 30, 2008

ABOUT THE PROXY STATEMENT

The Board of Directors of Z Trim Holdings, Inc., an Illinois corporation (the "Company"), is soliciting the enclosed proxy for use at the Annual Meeting of the Shareholders of the Company to be held at 10:00 a.m., Central Standard Time, on  December 30, 2008  and at any meetings held upon adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Crowne Plaza Hotel, 510 Rt. 83 Mundelein, Illinois 60601.  The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being sent to you on or about December 10, 2008.

If the enclosed form of proxy is properly executed and returned, the shares represented will be voted in accordance with the instructions specified by the shareholder . If no instructions are given with respect to any matter specified in the Notice of Annual Meeting, those shares will be voted FOR the approval of the proposals. We currently know of no other matters to be considered at the Annual Meeting of Shareholders.  If, however, any other matters come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.  Proxies may be revoked at any time prior to being voted by delivery of written notice to the Company's Secretary, by submission of a later dated proxy, or by revoking the proxy and voting in person at the Annual Meeting.

This proxy statement, the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007 and the enclosed form of proxy are being mailed or hand delivered to the Company's shareholders on or about December 10, 2008.

VOTING RIGHTS, RECORD DATE AND OUTSTANDING SHARES

The Board of Directors has fixed November 28, 2008 (the "Record Date") for determining holders of our common stock $.00005 par value per share (“Common Stock”), who are entitled to notice of and to vote at the meeting. On that date there were 77,936,375 shares outstanding of the Company's Common Stock.  No other voting securities were outstanding at the Record Date. Each share of Common Stock is entitled to one vote on all matters, except that cumulative voting rights currently are in effect for the election of directors.  A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum at the meeting.  Unless otherwise marked or indicated on the proxy, your shares will be voted “FOR” the proposals.

SOLICITATION

We will bear the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting.  We may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations.

APPROVAL OF PROPOSALS

As noted above, each share of Common Stock is entitled to one vote.  With respect to Proposal No. 1  (the "Election of Directors Proposal"), and the election of directors generally, each stockholder has cumulative voting rights, in which he may cast as many votes as there are directors to be elected for each share of Common Stock held by him, and may cast his total number of votes for one nominee or divide the total among any number of nominees. The five candidates receiving the greatest number of votes cast will be elected as directors of the Company.  Proposal  No. 2. and  Proposal No. 3. must each receive the vote of at least a majority of the issued and outstanding shares of Common Stock in order to pass.  On the Record Date, we had a total of [77,936,375] shares of Common Stock issued and outstanding.  Therefore, in order to pass, Proposal  No. 2 and Proposal No. 3 must each   receive no less than [38,968,188] votes.  The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock  represented at the Annual Meeting and entitled to vote is required to approve any other proposals which may properly come before the Annual Meeting or any adjournments thereof. Abstentions will be counted for purposes of determining a quorum but will not be counted otherwise, and broker non-votes on specific matters will not be counted for any purpose. Broker non-votes occur as to any particular proposal when a broker returns a proxy but does not have authority to vote on such proposal.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

In accordance with the Company's Articles of Incorporation and its Bylaws, the Board of Directors by resolution amending the By Laws has fixed the total number of directors at five. Steven J. Cohen, Triveni Shukla, Brian S. Israel, Mark Hershhorn, and Sheldon Drobny have been designated by the Board of Directors as its nominees for election as directors at the Annual Meeting. Each director elected shall serve until the next Annual Meeting or until his or her successor has been elected and duly qualified. Since only five nominees are to be elected, proxies cannot be voted for more than five individuals.

Each stockholder may cast as many votes as there are directors to be elected for each share held by him, and may cast his total number of votes for one nominee or divide the total among any number of nominees. The five candidates receiving the greatest number of votes cast will be elected as directors of the Company. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for the nominees. If any one or more of such nominees should, for any reason, become unavailable for election, the Board of Directors may provide for a lesser number of directors or designate a substitute nominee. In such event, shares represented by proxies may be voted for a substitute director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1 TO ELECT ALL NOMINEES TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING AT THE 2009 ANNUAL MEETING.

The following sets forth brief biographical information for each director nominee. All directors and officers of the Company hold office for their respective terms and until their successors have been elected and qualified.

NAME	AGE	POSITION

Steven J. Cohen	54	President and Director

Triveni Shukla	65	Executive V.P., Marketing & Technology and Director

Brian S.Israel	51	Director, Audit and Compensation Committee Chairman

Mark Hershhorn	59	Director

Sheldon Drobny	63	Director Nominee

STEVE J. COHEN, the Company's President has been employed by Z Trim since 2002 when he was hired as its director of investor relations.  He was promoted to Vice President of Corporate Development in 2003 and to President in March of 2006 when he also began serving on the Board of Directors.  In August of 2007 Mr. Cohen assumed the role of chief executive officer.  Prior to joining Z Trim, Mr. Cohen had 25 years' experience at the Chicago Mercantile Exchange where he worked in various brokerage house positions as well as a trader. Mr. Cohen attended college at the University of Illinois and Oakton Community College.  Mr. Cohen was a member of the U.S. Olympic team at the 1988 Olympics in Seoul and was a coach for the U.S. Olympic Team at the 2000 Olympics in Sydney Australia.

TRIVENI P. SHUKLA, Ph.D. is the Executive Vice President, Manufacturing & Technology for Z Trim Holdings, Inc., and has been with the Company since January 1, 2004, and was appointed to serve as a director on December 19, 2007.   Prior to joining Z Trim, Dr. Shukla was the President of F.R.I. Enterprises LLC from 1985 through March 2003.  Dr. Shukla served as Corporate Manager, R&D, Technical Service, and Engineering for the Krause Milling Company, which became part of ADM in 1985, from 1973 through 1984.  Dr. Shukla served as Associate Director, Research and Planning, for Phelco-Land O’Lake from 1969 through 1973. He was in charge of quality control for the National Dairy Research Institute, India and was the youngest gazetted Officer approved by Union Public Service Commission, India.  Dr. Shukla was a third party expert for International Finance Corporation/Word Bank from  1991 through 2001. Dr. Shukla has provided advisory services to the following companies around the globe: US Feed Grains Council, Indian Council of Agricultural Research, Winrock International, Labbat Anderson Group,  Anheuser-Busch,  A.E. Staley, American Maize Co., Bimbo (Mexico), Cedarburg Dairy/Kemp, Cargill, ConAgra, Experience Inc., Frigo Cheese Co./Unigated Ltd., Grupo Minsa s.a. de c.v. (Mexico), Heinz Co./Ore-Ida Foods, Heinz Co./Foodways Natl., Hershey Foods Corporation, Illinois Cereal Mills, Kraft-General Foods,  Mexican Accent Inc., Monsanto Company, Nabisco Brands, National Honey Board, Nagarjuna Chemicals and Vertilizers, India, Oscar Meyer Foods/Philip Morris, Procter & Gamble, Quaker Oats, Sigma Alimentos/Grupo Alpha (Mexico), Group Minsa of Mexico and Matrix Group of Malaysia.  Dr. Shukla’s advisory services have been of the nature of privatization, business planning, innovation and R&D, plant start-up, and management of intangible assets.  Dr. Shukla has designed turnkey facilities in Colombia, India, Malaysia, and Taiwan.  Some of Dr. Shukla’s accomplishments include

•	Congressional Liaison, Institute of Food Technology’s research Committee
•	Chairman, Technical Board, American Corn Miller’s Federation, Washington, D.C.(1977-1984)
•	Industry Member USDA’s NC-51 (1980-84)
•	Panelist at Harvard’s Agriculture and Biotechnology Program
•	Member, Scientific Advisory Panel, American Association of Cereal Chemists(1999-Present)
•	Cornerstone Member, Council of Agricultural Science and Technology
•	Member, Board of Directors, Matrix Specialties, K.L., Malaysia
•	Business Planning Advisor to Universal Food’s, Milwaukee, WI and Pinahs Co., Waukesha, WI

Dr. Shukla received his B.Sc. (Agricultural Engineering) from the University of Gorakhpur, India, First in the University, and his M.Sc. (Food/ Engineering) from Agra University, India, First in the Faculty of Agriculture, and his Ph.D. (Food/Dairy Technology) from University of Illinois, Urbana-Champaign.

BRIAN S. ISRAEL was appointed on May 23, 2007 to fill a vacancy on the Company’s Board of Directors.  He presently serves as Chairman of the Compensation and Nominating Committees and as interim Chair of the Audit Committee until a permanent Chair is appointed subsequent to the 2008 Annual Shareholders Meeting . Mr. Israel spent more than 20 years in the real estate finance industry, during which he managed teams responsible for production, operations, risk management, product and policy development, technology and project management functions for a major national lender and a large regional commercial bank. In his most recent position, he served From March 1989 to January 2004 as Vice President and Division Administrator for the Residential Mortgage Division of Harris Trust and Savings Bank's Consumer lending Center. Since retiring from the corporate world in January of 2004, he has dedicated his time and energy primarily to Community Service in the non-profit sector as President of the River North Residents Association, which works with city officials and local businesses to enhance the quality of life for nearly 10,000 members through advocacy for responsible development and commerce, improvements to infrastructure and amenities, and the creation, protection and improvement of public open space.

He is a Mentor and a member of the Advisory Council of Big Brothers Big Sisters of Metropolitan Chicago, President of the Chicago Hospitality Resource Partnership, and a member of the Ely Chapter of Lambda Alpha International.  He also provides strategic planning, training and project management services to businesses and non-profit entities as an independent consultant and serves as President of North Shore Custom Homes, Ltd., a developer of upscale residential real estate.

MARK HERSHHORN has a background in the marketing and operations of nutrition systems, food industry marketing and transactional television.  Mark was appointed to the Company’s Board of Directors at the last shareholder meeting, held on December 19, 2007.  From August 1998 to present, Mark has served as President and co-owner of CKS & Associates Management LLC; President and CEO of CKS & Associates; CEO of Midwest Real Estate Investment LLC; General Partner of New Horizons West LLP, and CEO of New Horizons Real Estate Holdings LLC.  During much of the 1990’s, Mark served as  President, CEO and director of National Media Corporation (NYSE-NMC) and as Chairman of the company’s international subsidiary, Quantum International Ltd.  Prior to that, Mark served as Senior Vice President of food operations and joint ventures for Nutri/System, Inc.  During the 1980’s, Mark was Chief Financial Officer, Treasurer, Vice President and director of the Franklin Mint.  Mark has also held positions with companies such as Price-Waterhouse, Pfizer Diagnostics, and Wallace and Wampole Laboratories.  Mark received his BS Degree in Economics from Rutgers University and an MBA from the Wharton School of Finance, University of Pennsylvania.

SHELDON DROBNY has a long and distinguished background in the accounting and financial industries.  He has held the position of Chairman and Principal of Paradigm Group II LLC (“Paradigm”) from 1991 to date.  Paradigm is an investment firm he founded with over $200 million worth of investments in over 40 companies.  He is a board member of numerous Paradigm Group II portfolio companies, including:  Cypress Bioscience (Chaired Audit Committee), TL Contact, XML Global (Chairman), Vertaport, Inc. and others.  Sheldon started his career with the Internal Revenue Service, and then became the managing partner in the firm of Adler Drobny Fischer LLC.  He received his Bachelor of Science in Business Administration from Roosevelt University. He is a Certified Public Accountant, having received the Elijah Watts Sells award, given to the top 25 out of 20,000 CPA candidates in the United States.  He is also admitted to practice before the U.S. Tax Court as a non-attorney, one of fewer than 200 non-attorneys to receive such distinction.  He is affiliated with the following organizations:  American Institute of Certified Public Accountants, Illinois CPA Society, University of Illinois Foundation Member, University of Illinois Chicago Circle Campus – Board of Visitors, University of Illinois Presidents Council – Certificate of Appreciation, Woodrow Wilson Council of the Woodrow Wilson International Center for Scholars, Simon Wiesenthal Center – International Leadership Council.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS,
AND PRINCIPAL SHAREHOLDERS

There are no arrangements with any director or officer regarding any election or appointment to any office of the Company. There is no family relationship between any director and/or executive officer of the Company.
Meetings and Compensation of the Board of Directors

During the fiscal year ended December 31, 2007, the Board of Directors of the Company held 12 meetings.  Since January 1, 2008, the Board of Directors of the Company held 6 monthly meetings and 9 special meetings.  Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors. The Company expects all of its directors to attend the annual meetings of stockholders. All of the directors attended last year's meeting.  On December 19, 2007, the Board of Directors approved compensation as follows:  non-employee directors  receive a grant of 200,000 shares of common stock each, and receive $1,500 each for attendance at every regularly scheduled monthly Board meeting.

Director Compensation Table

The following table details the compensation elements provided to each non-employee director for fiscal year 2007:

Name	Fees Earned or Paid in Cash	Option Awards	Total

Brian Israel	--	$183,470 (1)	$183,470

Michael Donahue	--	$8,081 (2)	$8,081

(1) Brian Israel had a total of 200,000 options outstanding at year end with an exercise price of $1.35.
(2) Michael Donahue had a total of 100,000 options outstanding at year end of an exercise price of $0.50

Code of Ethics and Business Conduct

The members of our Board of Directors also are required to comply with a Code of Ethics and Business Conduct (the “Code”). The Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Z Trim Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

The full text of both Z Trim’s Code of Ethics and Business Conduct is published on our website at http://www.ztrim.com/pages/code_of_ethics___business_conduct/40.php.  We will disclose any future amendments to, or waivers from, provisions of these ethical policies and standards for Officers and Directors on our website within two business days following the date of such amendment or waiver.

Committees of the Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its Committees.

All Board members are expected to attend our Annual Meeting of Shareholders, unless an emergency prevents them from doing so. At our 2007 Annual Meeting, all but one director standing for election attended. That director did not attend due to health reasons.

During 2007 the Board of Directors met eleven times and had two Committees. Those Committees consisted of an Audit Committee and a Compensation Committee.  On September 19, 2008, the Board created two new committees -- a Nominating Committee and an Executive Committee.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting systems, alternative accounting principles that could be applied and the quality and effectiveness of the independent public accountants.

From January to April of 2007, Alan Orlowsky served as chairman of the audit committee.  From April to December 19, 2007, Brian S. Israel served as chairman of the audit committee.  On December 19, 2007, Randal Hoff was appointed chairman of the audit committee, and Harvey Rosenfeld was appointed to serve as a member of the audit committee.  On September 18, 2008, Randal Hoff and Harvey Rosenfeld were removed from the audit committee and Brian S. Israel was appointed as chairman of such.  Brian S. Israel, Randal Hoff and Harvey Rosenfeld all qualified as "independent directors" under the rules of the American Stock Exchange. Twelve meetings of the Audit Committee were held during the fiscal year ended December 31, 2007.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company's audited consolidated financial statements with management and the Company's independent public accountants;

•
Discussed with the Company's independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements; and

•
Received the written disclosures and the letter from the Company's independent public accountants required by Independence Standards Board Standard No. 1 (which relates to the auditors' independence from the Company) and has discussed with the Company's independent public accountants that firm's independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Auditor Fees and Services

     The following is a summary of the fees billed to us by Spector & Wong, LLP for professional services rendered for the fiscal year ended December 31, 2007 and December 31, 2006, respectively:

FEE CATEGORY	2007	2006

Audit Fees(1)	$56,889	$85,448

Audit-Related Fees(2)	--	--

Tax Fees(3)	--	--

All Other Fees(4)	--	--

Total Fees	$56,889	$85,448

The following is a summary of the fees billed to us by Blackman Kallick, LLP for professional  services  rendered for the fiscal year ended December 31, 2007 and December 31, 2006, respectively:

FEE CATEGORY	2007	2006

Audit Fees(1)	$107,780	--

Audit-Related Fees(2)	--	--

Tax Fees(3)	--	--

All Other Fees(4)	$295,115	--

Total Fees	$402,895	--
----------------------

(1) Audit Fees consist of fees billed for professional services rendered for the audit of our  financial  statements  and for  reviews of the  interim  financial statements included in our quarterly reports on Form 10-QSB.

(2) Audit-Related Fees consist of fees billed for professional services rendered for audit-related services, including consultation on SEC filings and the issuance of consents and consultants on other financial accounting and reporting related matters.

(3) Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4) All Other Fees consist of fees billed for all other services.  These fees consist of fees for services stemming from the internal investigation of internal controls and equity transactions as well as for a forensic accounting relating to prior management.  The engagements from which these fees stem were initiated in late August and early September 2007 and were substantially completed in early November 2007.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors.  A copy of the Audit Committee Policy is available on our website at http://www.ztrim.com/pages/audit_committee_policy/39.php. The Audit Committee, as constituted prior to September 18, 2008, pre-approved all audit and non-audit services described above rendered to the Company by Spector & Wong during fiscal 2007 and Blackman Kallick during fiscal 2007 and 2008. The Audit Committee determined that the rendering of these services is not incompatible with the independent auditors maintaining their independence.

THE AUDIT COMMITTEE
Brian Israel
Randal Hoff (through September 18, 2008)
Harvey Rosenfeld (through September 18, 2008)

Compensation Committee

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee Z Trim’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and review and approve annually all compensation decisions for elected officers including those for the Chairman and CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its compensation decisions for the CEO to the Board for ratification. Z Trim’s Compensation Committee Charter is available online at http://www.ztrim.com/pages/compensation_committee_charter/41.php.  The Compensation Committee met 12 times during 2007.

Effective September 18, 2008, the Board of Directors has a Compensation Committee composed of two directors, Brian Israel and Mark Hershhorn, each of whom qualifies as an “independent director” under the rules of the American Stock Exchange.  Brian Israel was appointed to serve as chairman of the Compensation Committee in April of 2007.  Prior to that time, Alan Orlowsky served as chairman of the Compensation Committee.  On December 19, 2007, Michael Donahue was appointed to serve as a member of the Compensation Committee. On September 19, 2008, Mark Hershhorn was appointed to replace Michael Donahue as a member of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served:

  •   as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

  •   as a director of another entity which has had an executive officer who has served on our compensation committee; or

  •   as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

Executive Committee

On September 19, 2008, the Company’s Board of Directors established an Executive Committee, composed of Steve Cohen, Triveni Shukla, Brian Israel and Mark Hershhorn.  The purpose of the Executive Committee is to perform the duties and exercise the powers as may be delegated to it by the Board of Directors from time to time, as allowed under applicable state law.  The Executive Committee held its initial meeting on September 19, 2008.

Nominating Committee and Nominations to the Board of Directors

On September 19, 2008, the Company’s Board of Directors amended the Company’s By-laws to establish a Nominating Committee.  The Board Nominating Committee, composed of two independent directors of the Company, identifies candidates for director nominees through recommendations solicited from other directors, the Company’s executive officers, search firms or other advisors, shareholders pursuant to the procedures set forth below, and through such other methods as the independent directors deem to be helpful.  Based upon an evaluation of the candidates by the Board Nominating Committee, they recommend to the full board candidates they have determined to be qualified for serving on the board. Effective September 18, 2008, Brian Israel and Mark Hershhorn have been appointed as members of the Nominating Committee, with Brian Israel serving as chairman.  Shareholders, in submitting recommendations to the independent directors for consideration, must adhere to the following procedures:

•
Recommendations for nomination must be received by a date not later than the close of business on the 120th calendar day prior to the calendar date the Company’s proxy statement was filed with the Securities and Exchange Commission in connection with the previous year’s annual meeting of shareholders or special meeting in lieu of annual meeting of shareholders; provided, however, that with respect to the Company’s 2008 annual meeting of shareholders, as previously noticed in the Company’s proxy for the 2007 annual meeting of shareholders, the independent directors must have received any such recommendation for nomination by not later than April 30, 2008.

•
Such recommendation for nomination shall be made in writing and shall include the following information: (A) name of the shareholder making the recommendation; (B) a written statement disclosing such shareholder’s beneficial ownership of the Company’s securities; (C) name of the individual recommended for consideration as a director nominee; (D) a written statement as to why such recommended candidate would be able to fulfill the duties of a director; (E) a written statement describing how the recommended candidate meets the independence requirements established by the American Stock Exchange; (F) a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s securities; (G) a written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest; and (H) a written statement by the recommended candidate that the candidate is willing and able to serve on the board.

The composition of the board must meet the independence requirements promulgated by the American Stock Exchange.  The Company requires its directors to possess certain minimum qualifications, including adequate experience, the absence of any conflicts of interest and the absence of any prior bad acts.  Among the further considerations of the Company in its selection of director are a candidate’s knowledge of the Company’s business and industry, prior education, demonstrated ability to exercise sound business judgment, reputation for integrity and high moral and ethical character, potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the board as a whole and diligence and dedication to the success of the Company.  Additional specific director qualification criteria are set forth in the Company's bylaws.

EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES

The following table and narrative sets forth certain information with respect to our executive officers and directors (but the narrative below does not repeat the biographical information of the director nominees set forth above).

NAME	AGE	POSITION	APPOINTMENT

Steven J. Cohen	54	President and Director	Appointed President on 3/22/06
			Appointed Director on 3/22/06
Triveni Shukla	65	Executive V.P., Manufacturing & Technology and Director	Appointed Executive VP on 8/20/08
			Appointed Director on 12/19/07
Brian Chaiken	37	Chief Financial Officer	Appointed CFO on 1/5/08

Brian S. Israel	51	Director, Audit and Compensation Committee Chairman	Appointed Director on 4/30/07

Mark Hershhorn	59	Director	Appointed Director on 12/19/07

Michael Donahue *	54	Director	Appointed Director on 11/12/07

Randal Hoff *	56	Director	Appointed Director on 12/19/07

Harvey Rosenfeld *	57	Director	Appointed Director on 12/19/07

Sheldon Drobny	63	Director Nominee

______________________
* Not included in the proposed slate for reelection to the Board of Directors

BRIAN CHAIKEN was hired by the Company to serve as General Counsel and Vice President of Business Development in July of 2006.  In January of 2008, Mr. Chaiken was appointed to be the Company’s Chief Financial Officer.  He received his Bachelor of Science in Accountancy from the University of Illinois, Champaign-Urbana and passed the CPA examination on his first sitting.  Mr. Chaiken obtained his Juris Doctorate from DePaul University, and is a member of the Illinois and Florida Bars, as well as those of the Northern District Court of Illinois, United States Court of Appeals of the 11th Circuit and the Southern District Court of Florida.  Prior to joining Z Trim, Mr. Chaiken spent five years as the Executive Vice-President of Legal Affairs for Supra Telecommunications and Information Systems, Inc., a Competitive Local Exchange Carrier (telecommunications provider) in South Florida.  There, Mr. Chaiken was a senior executive for a company with more than 300 employees in Florida, Costa Rica and the Dominican Republic.  He was instrumental in helping the company grow annual revenues from $10 million to approximately $150 million over an 18 month period.  He successfully litigated and arbitrated multi-million dollar disputes involving trademark, anti-trust, fraud, bankruptcy and complex commercial transactions.

MICHAEL DONAHUE established a communications, marketing and issue management firm in 2006.  From 1987 to 2006, Mr. Donahue worked for McDonald’s Corporation.  During the first ten years of his career with McDonald’s, Mr. Donahue served in increasingly responsible positions to become an officer and senior executive as Vice President of Communications.  Before joining McDonald’s, Mr. Donahue spent five years as a Manager/Director with the Illinois Retail Merchants Association, National Federation of Independent Business and 3M Corporation where he created favorable environments for small businesses to conduct business with minimal regulatory restriction. He then transitioned into public office to assist the incumbent Governor to address small business concerns as Deputy Director for the State of Illinois Commerce Department.

RANDAL HOFF is a senior executive with over thirty years of diverse general management, sales, financial, and administrative experience with the industrial group of a $2.5 billion multinational food company.  Mr. Hoff has been Vice-President and General Manager of McCormick and Co, Inc.’s McCormick Flavor Division since 2000, where he managed the Ingredient, Seasoning and Flavor sub-divisions for their industrial business in the United States.  He was additionally responsible for McCormick Canada and McCormick Pesa, the industrial divisions of McCormick in Canada and Mexico, with total sales of approximately $400 million with over 1100 employees and 6 manufacturing plants.  From 1998 to 2000, Mr. Hoff was the Vice President – Sales and Marketing for McCormick Flavor Division, managing a direct sales force of over 20 Account Managers, 3 Regional Directors and sales organization to cover all major multi-national consumer product food companies in the United States.  Mr. Hoff has a B.A. in Accounting and Economics from Augustana College, an MBA in Finance and MIS from Northwestern University,  J.L. Kellogg Graduate School of Management, and is a Certified Public Accountant.

HARVEY ROSENFELD has been the Chairman and CEO of U.S.A. Group, Inc. since July of 1987.  He founded the third party administration company to provide plan services to wholesale and retail sectors of the employee benefits marketplace.  Mr. Rosenfeld served as Vice President and Group Manager of Continental Illinois Bank from 1979 to 1987.

LEGAL PROCEEDINGS

As of November 28, 2008, the only legal proceeding pending against the Company is a case filed on July 7, 2007 by Joseph Sanfilippo and James Cluck for purported violations of the Consumer Fraud Act. Company management believes that the allegations are frivolous and wholly without merit, and will vigorously defend against the claims.  Sanfilippo and Cluck have also sued former CEO, Greg Halpern, within the same lawsuit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Bylaws, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a  manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment or settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS,
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of October 31, 2008, the beneficial ownership of our common stock by each of seven current directors, the five  nominees for the upcoming term and each executive officer named in the Summary Compensation Table, and by all directors and named executive officers as a group.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED

BENEFICIAL OWNERS

Nurieel Akhamzadeh (1) 4020 Moorpark Avenue, #117 San Jose, CA 95117	7,500,000	9.5%

FORMER DIRECTORS AND NAMED EXECUTIVE OFFICERS:

Gregory J. Halpern(2)	10,366,000	13.13%
Alan G. Orlowsky(3)	1,470,000	1.86%

CURRENT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Steve J. Cohen(4)	1,299,400	1.65%
Brian Chaiken(5)	500,000	0.63%
Michael Donahue(7)	300,000	0.38%
Mark Hershhorn(8)	1,156,730	1.46%
Randal Hoff(9)	200,000	0.25%
Brian Israel(10)	400,000	0.51%
Harvey Rosenfeld	683,870	0.87%
Triveni P. Shukla(11)	840,000	1.06%
Sheldon Drobny(12)	4,486,283	5.68%

Total of all Directors and Executive Officers(13)	5,380,000	6.81%
-----------------------
(1) Based on the Schedule 13D filed by Nurieel Akhamzadeh with the SEC on April 3, 2008, with respect to 5,000,000 shares of common stock.  Includes 2,500,000 warrants exercisable within 60 days of October 31, 2008.

(2) Gregory J. Halpern, as of August 20, 2007, was no longer an officer or director.  Based on the Form 4 filed by Gregory J. Halpern with the SEC on June 19, 2008, less 1,040,000 shares of common stock known to be disposed of since that time.

(3) Alan Orlowsky, as of January 14, 2008, was no longer an officer or director.  His shares include 1,470,000 options exercisable within 60 days of October 31, 2008.

(4) Includes   1,299,309 options exercisable within 60 days of October 31, 2008.

(5) Includes 500,000 options exercisable within 60 days of October 31, 2008.

(7) Includes 100,000 options exercisable within 60 days of October 31, 2008.

(8) Includes 422,115 warrants exercisable within 60 days of October 31, 2008. and 384,615 shares that Mr. Hershhorn may elect to receive by converting debt into equity.

(9) Intentionally left blank.

(10) Includes 200,000 options exercisable within 60 days of October 31, 2008.

(11) Includes 840,000 options exercisable within 60 days of October 31, 2008.

(12) Includes 1,841,538 options exercisable within 60 days of October 31, 2008 , and 961,538 shares that Mr. Drobny may elect to receive by converting debt into equity.

(13) Excludes the shares of Greg Halpern, Alan Orlowsky and Sheldon Drobny.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information regarding compensation paid during 2007 to our Principal Executive Officer and our two most highly compensated officers other than the principal executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	YEAR	Salary ($)	Option Awards ($)[1] [6]	TOTAL ($)
Steve J. Cohen	2007	$131,175	---	$131,175
Director and President	2006	$132,176	$606,813[2]	$738,989

Alan G. Orlowsky	2007	$106,608	---	$106,608
Former Director and	2006	$--	$259,142[3]	$259,142
Chief Financial Officer

Triveni P. Shukla	2007	$119,400	---	$119,400
Director and Executive	2006	$127,267	$430,179[4]	$557,446

Greg Halpern
Former CEO and Director	2007	$117,800	---	$117,800
	2006	$142,537	$1,119,499[5]	$1,262,036

Note:  The Company cancelled all options issued in the above table in 2007, and replaced them with identical options, with the exception that the new options extended the term by one year.  At the time the new options were granted, they were all out-of-the-money.

1 Represents the expense to the Company in fiscal year 2007, as computed in accordance with FAS 123(R) and reported in the Company’s financial statements, relating to stock options granted in fiscal year 2007, as well as the expense recognized in fiscal year 2007 for stock options granted in prior years.  Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (SFAS 123R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).
2  Mr. Cohen was granted a total of 775,000 options as follows:  675,000 with an exercise price of $1.06 and 100,000 options with an exercise price of $0.85.
3 Mr. Orlowsky was granted 325,000 options with an exercise price of $1.06.
4 Dr. Shukla was granted a total of 590,000 options as follows:  550,000 with an exercise price of $1.06 and 40,000 with an exercise price of $1.00.
5 Mr. Halpern was granted 1,225,000 options with an exercise price of $1.06.

Employment Agreements

The Employment Agreements between the Officers and Company are as follows: Steve J. Cohen Employment Agreement dated March 28, 2006; Brian Chaiken Employment Agreement dated October 17, 2007.  Mr. Chaiken’s employment agreement contains a severance provision which provides the payment of wages at the time he is terminated for a minimum of six months and a maximum of two years, based on completed years of service on a pro-rated basis. He would also be provided with reimbursement for COBRA expenses for family health insurance for 9 months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information as to outstanding equity awards as of December 31, 2007 held by our named executive officers and directors.

OPTION AWARDS
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Steve Cohen	09/28/07	124,309	$0.75	11/17/08
	09/28/07	85,000	$2.00	05/16/09
	09/28/07	65,000	$3.00	05/16/09
	09/28/07	250,000	$1.00	10/25/09
	09/28/07	100,000	$0.85	03/22/10
	09/28/07	600,000	$1.06	08/14/10
	09/28/07	75,000	$1.06	01/02/10

Alan Orlowsky
	09/28/07	100,000	$0.75	11/17/08
	09/28/07	125,000	$0.50	05/16/09
	09/28/07	125,000	$1.00	10/25/09
	09/28/07	300,000	$1.06	08/14/10
	09/28/07	25,000	$1.06	03/01/10
	09/28/07	500,000	$1.36	08/20/10
	05/01/07	250,000	$1.36	05/01/11
	09/28/07	45,000	$5.00	01/21/10

Triveni Shukla
	09/28/07	250,000	$1.00	10/25/09
	09/28/07	40,000	$1.00	02/01/10
	09/28/07	350,000	$1.06	08/14/10
	09/28/07	200,000	$1.06	01/02/10

Greg Halpern	All of Mr. Halpern's outstanding options, including those issued to his family members, were cancelled by Board action on August 20, 2007.

Brian Israel	09/28/07	200,000	$1.35	08/20/10

Michael Donahue	11/13/07	25,000	$0.50	12/31/10
	11/13/07	25,000	$0.50	12/31/10
	11/13/07	25,000	$0.50	12/31/10
	11/13/07	25,000	$0.50	12/31/10

Brian Chaiken	09/28/07	100,000	$1.07	07/24/10
	09/28/07	350,000	$1.06	08/14/10
	11/12/07	50,000	$1.06	08/14/10

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of the year ended December 31, 2007 with respect to compensation plans under which the Company is authorized to issue shares.

WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SHARES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN 1ST PLAN CATEGORY COLUMN)	NUMBER OF SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS

Equity compensation plans approved by security holders (1)

$1.04	3,729,477	16,270,523

Equity compensation plans not approved by security holders (2)

Total

$1.04	3,729,477	16,270,523

(1)  These plans consist of the 1999, 2002 Stock Incentive Plan and the 2004 Equity Incentive Plan.
(2)  The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

Plan Benefits

As of  October 31, 2008  option grants to our current executive officers and directors to purchase the following number of shares of common stock have been made under our 1999 Stock Option Plan Stock, 2002 Stock Incentive Plan and our 2004 Equity Incentive Plan: 2,439,309 ; current executive officers as a group--- 2,139,309 ; current non-employee directors as a group--- 300,000 ; and all other current employees and consultants as a group--- 13,831,214 .

The benefits and amounts that may be received in the future by persons eligible to participate in the 2004 Equity Incentive Plan are not currently determinable, except as to those future automatic grants to be awarded to non-employee directors as automatic option grants.

CODE OF ETHICS

The Company has adopted a "Code of Ethics and Business Conduct," which is applicable to all Company directors, executive officers and employees, including the principal executive officer and the principal financial and accounting officer. The "Code of Ethics and Business Conduct" is available on the Company's website at http://www.ztrim.com. The Company will post amendments to or waivers under this Code on its website.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NOMINATED DIRECTORS.
PROPOSAL NO. II: AMENDMENT OF THE ARTICLES OF INCORPORATION TO
ELIMINATE CUMULATIVE VOTING

After careful consideration and review of those policies widely considered to enhance corporate governance, the Board of Directors (the “Board”) has decided that it would be in the best interest of the Company and its shareholders to amend the Articles of Incorporation and Bylaws in order to eliminate cumulative voting.  The Company’s Articles of Incorporation and Bylaws currently provide for cumulative voting in the election of directors.  Under cumulative voting, each shareholder is entitled to as many votes as is equal to the number of votes which he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected.  A shareholder may cast all such votes for a single candidate or may distribute them among as many candidates as such shareholder chooses.  The Board believes that cumulative voting is not in the long term best interest of the Company and its shareholders.  Cumulative voting permits minorities to exercise undue influence in director elections.  The Board believes that elimination of cumulative voting is appropriate.

The amendment of the Articles of Incorporation is sufficient to effectuate the elimination of cumulative voting.  The Board’s proposal also provides for the adoption of an amendment to the Company’s Bylaws by eliminating any references to cumulative voting which would have been superseded by the proposed amendment to the Articles of Incorporation.

Background of Proposal

Cumulative voting seeks to empower minorities (i.e., it enables individual shareholders or groups of shareholders with less than a majority of the shares to cumulate their votes to elect directors).  Given the Company’s 5 person Board, under cumulative voting, holders of as little as 20% of the shares of the Company’s stock could elect an individual director.  Under cumulative voting Annual interests of the constituencies that are able to elect certain board members can create partisanship and divisiveness among board members and impair the Board’s ability to operate effectively as a governing body.  Such a result is detrimental to the remaining majority of the Company’s shareholders.

The Board believes that each director should represent the interests of all shareholders, rather than the interest of the minority shareholder with Annual constituency.  The elimination of cumulative voting for directors is consistent with the Company’s desire to more closely to align shareholder interests with board accountability.

Accordingly the Board, after review and deliberation, determined that eliminating cumulative voting of directors is in the best interest of the Company and its shareholders.

Under Section 7.40 of the Illinois Business Corporation Act of 1983 the elimination of cumulative voting requires an amendment to the Articles of Incorporation.

The Board of Directors plans to exercise its powers under the Bylaws to delete Section 2.12 of the Bylaws referring to cumulative voting.

The Board of Directors has determined that the amendment of the Articles is advisable and in the best interest of the Company and its shareholders.  Accordingly, the Board has proposed this amendment to the Articles of Incorporation of the Company and the Bylaws and recommends the Company’s shareholders to approve such amendment by voting in favor of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING.

PROPOSAL NO. III: APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JUNE 30, 2009, AT A  RATIO BETWEEN ONE-FOR-TWENTY-FIVE AND ONE-FOR-THIRTY AS SELECTED BY THE COMPANY’S BOARD OF DIRECTORS.

General

The Board of Directors has adopted a resolution seeking shareholder approval to amend the Articles of Incorporation of the Company to effectuate a reverse stock split of the Common Stock of the Company. The Company must obtain the consent of the holders of certain promissory notes (the “Noteholders”) to effectuate this reverse stock split. For additional information about this consent requirement, please see “— Board Discretion to Implement Reverse Stock Split” below. Upon the approval of the shareholders and granting of the consent of the Noteholders, the Board of Directors may subsequently effectuate the reverse stock split at a ratio to be selected by the Board of Directors between one-for-twenty-five and one-for-thirty.  The Board of Directors believes that obtaining shareholder approval providing for a range of permitted reverse split ratios, rather than a single specified ratio, will provide the Board of Directors with appropriate flexibility in reacting to market conditions at the time the reverse stock split is effected, and therefore, is in the best interests of the Company and its shareholders.

Approval of this reverse stock split proposal by the shareholders would give the Board of Directors authority to implement the reverse stock split at any time prior to June 30, 2009.  In addition, notwithstanding approval of this proposal by the shareholders, the Board of Directors may in its sole discretion determine not to effect, and abandon, the reverse stock split without further action by the shareholders.

If the shareholders approve the reverse stock split proposal and consent of the Noteholders is obtained, the Board of Directors will have the discretion, as it deems to be in the best interest of the Company and its shareholders, to establish the specific ratio to be used within the range described above, and the timing of the reverse stock split.  Once the Board decides to implement the reverse stock split, the Company will file a Certificate of Amendment with the Secretary of State of the State of Illinois to amend the existing Articles of Incorporation (as described below) to effect a reverse split of the common stock then issued and outstanding at the specific ratio determined by the Board of Directors. The reverse stock split, if implemented, would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio selected by the Board. Some time prior to effecting the reverse stock split, the Board will make a determination on the effect, if any, on the shares reserved for issuance under the Company's 2004 Equity Incentive Plan. For additional information about the implications of the reverse stock split, see “— Certain Risk Factors Associated with the Reverse Stock Split” below. Except for any changes as a result of the treatment of fractional shares and the possible issuance of equity securities to the Noteholders, each holder of the Common Stock will hold the same percentage of Common Stock outstanding immediately after the reverse stock split as such shareholder held immediately prior to the split.

Background and Purpose

The Board of Directors believes that it is in the best interests of the Company and the shareholders for the Board to obtain the authority to effectuate a reverse stock split to reduce the number of shares of Common Stock outstanding.

The two primary objectives of the Board of Directors’ proposal to effectuate a reverse stock split are (1) to raise the per share trading price of the Common Stock and (2) increase the number of shares of authorized but nissued Common Stock.  The Board believes that a higher share price, one that is more typical of the share prices of more widely-owned public companies, might help generate more investor interest in the Company and result in lower transaction costs for investors. The Board believes that institutional investors and investment funds are generally reluctant to, or may even be prohibited from investing in lower-priced stocks. In addition, the common stock may not appeal to brokerage firms that do not provide research coverage of lower-priced stocks and are reluctant to recommend lower-priced securities to their clients.  Additionally, investors may be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.

The Board further believes that the Company and the Shareholders will benefit from an increased per-share market price of the Common Stock following the reverse stock split because such increase, if it occurs, could have any or all of the following effects on the Company:

(a) reduce the day to day volatility in the Company’s stock price;

(b) illustrate more effectively the impact of our operational efforts and cost reductions by enhancing the visibility of any changes to our reported earnings per share;

(c) improve the Company’s ability to complete a capital raising transaction;

(d) improve the ability to retain, attract and motivate the management and other key employees; and

(e) improve the ability of the Company to provide equity incentives to employees.

The combination of increased interest from institutional and other investors and lower transaction costs might ultimately improve the trading liquidity of the common stock. Furthermore, the Board believes that a higher share price may help us attract and retain employees, customers  and other suppliers and service providers. The Company will need to raise additional capital and may elect to do so through the issuance of equity securities. As a result of the reverse split the Company would have a larger nunber of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exervisable into shares of Common Stock, in equity financing transactions. The Board believes that we can best achieve these objectives if the shareholders give the Board authority to effect a reverse stock split prior to June 30, 2009.

Board Discretion To Implement Reverse Stock Split

The Board believes that shareholder approval of a reverse stock split ratio range (rather than an exact reverse stock split ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. The Company will need to obtain the consent of the Noteholders, who hold  promissory notes of the Company issued in three tranches during 2008, which contain terms prohibiting a reverse stock split.  In obtaining these consents, the Company may need to issue equity securities and/or other additional consideration to the Noteholders.  An issuance of equity securities would have the effect of diluting the ownership percentages of existing shareholders. If the Company is unable to obtain the consents for a consideration that it deems reasonable in light of the objectives of the reverse stock split, the Board may determine that it is in the best interests of the Company and the shareholders to abandon the reverse stock split.  Additionally, even if the shareholders approve the reverse stock split proposal, and the Noteholders grant their consent to  the reverse stock split proposal, the Company would still not effectuate such a reverse stock split until, if at all, the Board determines that the split is in the best interests of the Company and the shareholders at that time. In connection with any determination to effect the reverse stock split, the Board would set the timing for the split and select the specific ratio within the range. No further action on the part of the shareholders would be required to either implement or abandon the reverse stock split. If the proposal is approved by the shareholders, and consented to by the Noteholders, and the Board determines to implement the reverse stock split, we would communicate to the public additional details regarding the split, including the specific ratio the Board selects. If the Board does not implement the reverse stock split prior to June 30, 2009, the authority granted in this proposal to implement the reverse stock split will terminate. At any time prior to the effectiveness of the reverse stock split, the Board may abandon the reverse stock split if it determines in its sole discretion that this proposal is no longer in the best interests of the Company and the shareholders, notwithstanding authorization of the proposed amendment by the  shareholders.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the common stock (the aggregate value of all the common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per-share market price of the common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of the common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the common stock outstanding before the reverse stock split. For example, based on the closing price of the common stock on November ____, 2008 of $____ per share, if the Board decides to implement the reverse stock split, there can be no assurance that the post-split total market capitalization would be $____ million or greater or the price of the common stock would be $_____ or greater. Accordingly, the total market capitalization of the common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of the common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

A decline in the market price of the common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of the common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the common stock will, however, also be based on the performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors. In addition the reverse stock split may also not attract non institutional investors . Consequently, in either event the trading liquidity of the common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the common stock may not necessarily improve.

There can be no assurance that the reverse stock split will result in a per-share price that will increase the ability to attract and retain employees, customers and other service providers.

While we believe that a higher price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per-share price that will increase the ability to attract and retain employees and other service providers. Also, some potential and existing employees may be discouraged by the lower number of compensatory shares or options to purchase shares that could result from the reverse stock split.

For additional risks associated with the Company, see the Company’s Annual Report on Form 10-KSB/A for the Year Ended December 31, 2007 and the Quarterly Reports on Form 10-Q for the Quarters Ended June 30, 2008 and September 30, 2008.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all issued and outstanding shares of the common stock, and the ratio will be the same for all such shares of the common stock.  The reverse stock split will affect all holders of shares of the common stock uniformly and will not affect any shareholder’s percentage ownership interest in us, except to the extent additional equity is issued in connection with obtaining the consent of the Noteholders and to the extent that the reverse stock split would result in any holder of the common stock receiving cash in lieu of fractional shares.  The amount of  additional securities to be issued to the Noteholders, if any, has not been negotiated or agreed to  and consequently  the corresponding extent of dilution to the existing shareholders  is not determined as of the date hereof.  If the Board   believes that the consideration necessary to obtain the Noteholders consent is not reasonable in light of the objectives of the reverse stock split it may determine to not to effect the split. ..

As described below, holders of the common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of the common stock to the extent there are shareholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of common stock will not be reduced, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further shareholder action.

After the effective date of a reverse stock split of the Common Stock, each shareholder will own a reduced number of shares of Common Stock.  The number of shares that each shareholder owns will be combined in accordance with the ratio determined by the Board of Directors within the range set forth in this Proxy Statement, and will be converted into a single share of Common Stock.  The effect of this will be a reduced number of shares issued and outstanding, and an increase in the number of authorized shares of Common Stock that are not issued.  The exact amount of such changes in issued and outstanding and authorized but not issued shares will depend on the ratio selected by the Board of Directors, and to a lesser degree, the number fractional shares resulting from such reverse stock split of the Common Shares.

The table below illustrates, for each number of whole pre-reverse stock split shares within the permitted range of the reverse split ratio, the approximate reduction in the outstanding shares of common stock that would remain outstanding following the reverse stock split, and the approximate number of shares of common stock that would remain authorized but unissued following the reverse stock split.  The information in the following table is based upon the [77,936,375] shares of common stock issued and outstanding as of November 24, 2008.

Reverse Split Ratio	Percentage Reduction of Outstanding Shares of Common Stock	Common Stock Outstanding After the Reverse Stock Split		Post-Split Common Stock Authorized But Unissued After the Reverse Stock Split(3)
One-for- Twenty-Five	96	3,117,455	(1)	193,777,138
One-for-Thirty	97	2,597,879~~.~~	(2)	194,814,282

(1) Excludes 3,105,406  shares of the Company’s common stock underlying outstanding options, warrants and convertible notes.
(2) Excludes 2,587,837 shares of the Company’s common stock underlying outstanding options, warrants and convertible notes.
(3) Reflects a reduction for shares reserved for issuance in connection with outstanding options, warrants and convertible notes as noted in footnotes 1 and 2 above.

In addition to the changes set forth above, the principal effects of the reverse stock split will be that:

•	depending on the exact reverse stock split ratio selected by the Board, between twenty five and thirty shares of common stock owned by each shareholder would be converted into one new share;

•
the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Common Stock will be reduced proportionately based upon the reverse stock split ratio as determined by the Board of Directors; and

•
based on the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

In addition, the reverse stock split will increase the number of holders of the common stock who own odd lots (less than 100 shares). Shareholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, holders of the common stock otherwise entitled to fractional shares will receive a cash payment from the transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax as discussed under “Federal Income Tax Consequences of the Reverse Stock Split” below. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive the payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in the Company with respect to the cashed-out shares. A holder otherwise entitled to fractional shares will not have any voting, dividend or other rights except the right to receive payment as described above.

NOTE: If you do not hold sufficient shares of common stock to receive at least one share in the reverse stock split and you want to continue to hold common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1) purchase a sufficient number of shares of common stock so that you hold at least an amount of shares of common stock in the account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis; or

(2) if you have common stock in more than one account, consolidate the accounts so that you hold at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in the own name in the stock records maintained by the transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, holders of the common stock otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on Registered and Beneficial Holders of the Common Stock

Upon a reverse stock split, we intend to treat shareholders holding the common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered Shareholders for processing the reverse stock split. If you hold the shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact the nominee.

Effect on Owners of the Convertible Securities

If you are a holder of the convertible notes, options or warrants, the number of shares of common stock into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio determined by the Board.

Effect on Registered “Book-entry” Holders of Common Stock

The registered holders of common stock may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These Shareholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you hold registered shares in book-entry form, you do not need to take any action to receive the post-reverse stock split shares or the cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the address of record indicating the number of shares you hold following the reverse stock split.

•
If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at the registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive the payment.

Effect on Registered Certificated Shares

•	Some of the registered shareholders hold all their of common stock in certificate form or a combination of certificate and book-entry form. If any of the shares are held in certificate form you will receive a transmittal letter from the transfer agent. American Stock Trust & Transfer Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender the certificate(s) representing the pre-reverse stock split shares to the transfer agent. Upon receipt of the stock certificate(s) you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•
No new shares in book-entry form will be issued to you until you surrender the outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

At any time after receipt of the direct registration system statement, you may request a stock certificate representing the ownership interest.

Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of the common stock and outstanding rights to acquire common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio selected by the Board. As of November __, 2008, we had 200,000,000 shares of authorized common stock and [78,976,375], shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future in connection with a debt restructuring transaction or otherwise. For additional information about how the reverse stock split may affect the number of authorized but unissued shares of Common Stock, see “— Impact of the Proposed Reverse Stock Split if Implemented” above.  For additional information about the Board’s ability to issue authorized and unissued shares and potential dilution to holders of common stock, see              “— Certain Risk Factors Associated with the Reverse Stock Split” above.

Accounting Matters

The reverse stock split will not affect the par value of the common stock. As a result, as of the effective date of the reverse stock split, the stated capital attributable to common stock on the balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss will be restated because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and shareholders a series of amendments to the Articles of Incorporation of the Company.  Other than the proposal for the reverse stock split and elimination of cumulative voting, the Board does not currently contemplate recommending the adoption of any other amendments to the Articles of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split

If the shareholders approve the reverse stock split proposal, the Noteholders grant their consent to the reverse stock split and the Board decides to implement the reverse stock split at any time prior to June 30, 2009, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Illinois to amend the existing Articles of Incorporation. The reverse stock split will become effective on the date and at the time specified in the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment would be substantially in the form attached as Exhibit A to this Proxy Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Illinois and as the Board deems necessary and advisable to effect the reverse stock split, including the ratio selected by the Board for the reverse stock split.

No Appraisal Rights

Under the Business Corporation Act of the State of Illinois, the shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of United States federal income tax law in effect as of the date hereof, and which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon the conversion of pre-reverse stock split shares into post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares into which such shares are converted. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of common stock by a United States holder of common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares. The gain or loss will constitute a long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

The view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts.

ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECTUATE A REVERSE STOCK SPLIT OF THE COMMON STOCK OF THE COMPANY.

OTHER BUSINESS

The Board of Directors knows of no matters other than those listed in the attached Notice of the Annual Meeting that are likely to be brought before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment thereof, however, the persons named in the enclosed form of proxy will vote all proxies given to them in accordance with their best judgment of such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, officers and directors of the company and persons who beneficially own more than 10% of our common shares are required to file with the SEC and furnish to the company reports of ownership and change in ownership with respect to all equity securities of the company. Based solely on our review of the copies of such reports received by us during or with respect to the fiscal year ended December 31, 2007 and all prior years, and written representations from such reporting persons, we believe that our officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to such individuals with the exception of the following late filings: (a) Director Mark Hershhorn was late filing 1 Form 4 with respect to 1 transaction.

CURRENT FINANCIAL INFORMATION

Financial information for the Company's most recent fiscal year-end is included in the accompanying Annual Report on Form-10KSB/A for the fiscal year ended December 31, 2007.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON RECEIVING THIS PROXY STATEMENT AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A, INCLUDING FINANCIAL STATEMENT SCHEDULES, FOR THE COMPANY'S MOST RECENT FISCAL YEAR. SUCH REQUEST MUST BE IN WRITING AND DIRECTED TO TIMMOTHY FULLIN, THE COMPANY'S SECRETARY AT THE COMPANY'S PRINCIPAL OFFICE.

STOCKHOLDER COMMUNICATIONS

Stockholders may contact the Board of Directors by writing them c/o Z Trim Holdings, Inc., 1011 Campus Drive, Mundelein, Illinois 60060. All communications directed to the Board will be delivered to the Board of Directors.

STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the Company's 2009 Annual Meeting of Stockholders must be received in writing at the Company's principal executive offices by  July 17,  2009 so that it may be considered by the Company for inclusion in the proxy statement and form of proxy or in the information statement relating to that meeting. In addition, in the event that the Company receives notice of a stockholder proposal intended for inclusion at the 2009 Annual Meeting but not intended for inclusion in the Company's proxy statement for such meeting at the Company's principal executive offices no later than September 30, 2009, then so long as the Company includes in its proxy statement for such meeting the advice on the nature of the proposal and how the named proxy holders intend to vote the shares for which they have received discretionary authority, such proxy holders may exercise discretionary authority with respect to such proposal, except to the extent limited by Securities and Exchange Commission rules governing stockholder proposals.

By Order of the Board of Directors

Timothy J. Fullin, J.D., LL.M
Secretary

Mundelein, Illinois
December 10, 2008

Exhibit A

Article 4 of the Corporation’s Articles of Incorporation shall be amended by adding the following at the end thereof:

"Reverse Split.   Effective at 5:01 p.m.., central time, on the date of filing of this Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Illinois (the “Effective Time”), each _____ shares of Common Stock held of record as of the Effective Time or held in the Corporation’s treasury as of the Effective Time (collectively, the “Old Common Stock”) shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one share of Common Stock. No fractional share of Common Stock shall be issued to any holder of record of Old Common Stock upon such reclassification and conversion. From and after the Effective Time, such holder shall have no further interest as a stockholder in respect of any such fractional share and, in lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall be issued, upon surrender of such certificate, a new certificate or certificates representing the appropriate number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

A-1

Z TRIM HOLDINGS, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
DECEMBER 30, 2008

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Revoking any such prior appointment, the undersigned hereby appoints Steven J Cohen and Triveni Shukla, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Z Trim Holdings, Inc., to be held at 10:00 a.m. Central Standard Time on  December 30, 2008  at the Crowne Plaza Hotel, 510 E. Rt. 83, Mundelein, Illinois, 60060 and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

This Proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS I and II.  This Proxy will be voted, in the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments thereof.

(PLEASE VOTE AND SIGN AND DATE ON THE OTHER SIDE)

This proxy is solicited by the Board of Directors. The Board of Directors recommends a vote "FOR" Proposals I, II and III.

1.   PROPOSAL I

ELECTION OF DIRECTORS

Nominees: Steven J. Cohen, Triveni P. Shukla, Brian S. Israel, Mark Hershhorn, Sheldon Drobny

 [__] Vote for all (except as marked to the contrary below).

 [__] Withhold authority to vote for all.
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE BELOW.)

____________________________________________

2.   PROPOSAL II

AMENDMENT OF THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING.

[_] For           [_] Against         [_] Abstain

3.    PROPOSAL III

AMENDMENT OF THE ARTICLES OF INCORPORATION  TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK OF THE COMPANY

[_] For             [_] Against           [_] Abstain

4. OTHER BUSINESS MATTERS.    In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

Please indicate whether you will attend the Annual Meeting of Shareholders on December 30, 2008.
          I          |_| plan      |_| do not plan to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE________________________________________     Date

SIGNATURE ________________________________________    Date
Signature if held jointly

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity.